EXHIBIT 99.1

Weyland Tech Highlights Recent Corporate Actions

Hong Kong, February 17, 2016 -- Weyland Tech Inc. (OTC Markets: WEYL) ("Weyland Tech" or the "Company"), a provider of mobile business applications highlights two recent corporate actions:

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On February 11, 2016, the Company signed an exclusive Software Licensing Agreement ("SLA") with Augicom S.A. of Switzerland ("Augicom") to market, sell and distribute the Company's CreateApp platform in the Euro-Zone.

Augicom, a company incorporated in Switzerland, since 2001, holds a public telecommunication license from OFCOM, the Swiss Federal Office for Communication.

Augicom is an active supplier of telecommunication voice/data minutes and has significant partnerships with major European operators including Orange, Colt Telecom, Deutsche Telekom and many others.

The focus is on the Euro-Zone (except for Russia, Turkey, Armenia and Azerbaijan) Augicom estimates there are 30 million Small-Medium-sized-Businesses in the target countries.

•

On February 10, 2016, the Company appointed Mr. Brett Lay, a seasoned business executive with 28 years of operating experience including 15 years as a Chief Financial Officer ("CFO") for both private and public companies.

Mr. Lay has served as company officer in diverse sized organizations including; Asia Pacific CFO of MediaOne Group, now part of AT&T, CFO at Pihana Pacific/Equinix , and recently completed the sale of Pacnet   to Telstra for $750M, where he was CFO from 2007 to 2015 .

Mr. Lay has his Masters of Science Finance and Masters of Science Management, from the University of Colorado, Denver

About Weyland Tech  Inc.

Weyland Tech's CreateApp platform is focused on the Asia markets. Our CreateApp platform is offered in 11 languages and enables small-medium-sized businesses ("SME's") to create a mobile application ("app") without the need of technical knowledge and background.

CreateApp can increase sales, reach more customers and promote their products and services via a simple easy to build mobile app at an affordable and cost-effective manner.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the continued growth of the e-commerce segment and the ability of the Company to continue its expansion into that segment; the ability of the Company to attract customers and partners and generate revenues; the ability of the Company to successfully execute its business plan; the business strategy, plans, and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume any duty to update these forward-looking statements.

Contact:

Investor Relations
info@weyland-tech.com